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Aladdin Gaming Holdings, LLC
Alladin Capital Corp.
831 Pilot Road
Las Vegas, Nevada  89119

Dear Ladies and Gentlemen:

         You have requested our opinion regarding the discussion of the material United States federal income tax considerations under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus
(the "Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed by Aladdin Gaming Holdings, LLC ("Holdings") and Aladdin Capital Corp. ("Capital" and, together with Holdings, the "Issuers") on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus relates to the offer, made by the Issuers, to exchange an aggregate amount at maturity of up to $221.5 million of 13 1/2% Series B Discount Notes Due 2010 (the "New Notes") of the Issuers, for a like principal amount of the issued and outstanding 13 1/2% Series A Discount
Notes Due 2010 (the "Old Notes") of the Issuers from the holders thereof.
This opinion is delivered in accordance with the requirements of Item
601(b)(8) of Regulation S-K under the Securities Act.

         We have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described herein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant all as in effect on the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

         Based upon the foregoing, it is our opinion that the statements made under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

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         In accordance with the requirements of Item 601(b)(23) of Regulation
S-K under the Securities Act, we hereby consent to the use of our name under the heading "LEGAL OPINIONS" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

                                            Very truly yours,




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